GENTIVA HEALTH SERVICES, INC.
                       3 HUNTINGTON QUADRANGLE, SUITE 200S
                               MELVILLE, NY 11747




                                                                January 29, 2007


VIA EDGAR
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, D.C.  20549

     Re: Joint Application of Gentiva Health Services, Inc., Gentiva Trust II, Gentiva Trust III and Gentiva Trust IV for Withdrawal of Registration Statement on Form S-3 (Reg. No. 333-41284)

Ladies and Gentlemen:

Pursuant to Rule 477(a) under the Securities Act of 1933, as amended (the "Securities Act"), each of Gentiva Health Services, Inc., Gentiva Trust II, Gentiva Trust III and Gentiva Trust IV (collectively, the "Companies") hereby applies for the withdrawal of its Registration Statement No. 333-41284 on Form S-3 with all exhibits thereto (collectively, the "Registration Statement").

The Registration Statement was originally filed with the Securities and Exchange Commission on July 12, 2000 and amended on July 20, 2000. The Companies have decided that it is desirable to withdraw the Registration Statement. No securities have been or will be sold pursuant to the Registration Statement.

If you have any questions or comments or require further information or documentation, please do not hesitate to call me at (631) 501-7035 or Jeffrey J. Weinberg of Weil, Gotshal & Manges LLP at (212) 310-8330.


                                       Very truly yours,

                                       GENTIVA HEALTH SERVICES, INC.



                                       By:  /s/ John R. Potapchuk
                                           ---------------------------------
                                            Name:   John R. Potapchuk
                                            Title:  Executive Vice President,
                                                    Chief Financial Officer and
                                                    Treasurer

                                       GENTIVA TRUST II

                                       By: Gentiva Health Services, Inc.,
                                           as depositor


                                       By: /s/ John R. Potapchuk
                                           ---------------------------------
                                           Name:   John R. Potapchuk
                                           Title:  Executive Vice President,
                                                   Chief Financial Officer and
                                                   Treasurer



                                       GENTIVA TRUST III

                                       By: Gentiva Health Services, Inc.,
                                           as depositor


                                       By:  /s/ John R. Potapchuk
                                           ---------------------------------
                                            Name:   John R. Potapchuk
                                            Title:  Executive Vice President,
                                                    Chief Financial Officer and
                                                    Treasurer



                                       GENTIVA TRUST IV

                                       By: Gentiva Health Services, Inc.,
                                           as depositor


                                       By:  /s/ John R. Potapchuk
                                           ---------------------------------
                                            Name:   John R. Potapchuk
                                            Title:  Executive Vice President,
                                                    Chief Financial Officer and
                                                    Treasurer